Exhibit (a)(5)(B)

XOMA Royalty Announces Closing of Tender Offer for Turnstone Biologics

- Turnstone Stockholders Received $0.34 Per Share in Cash Plus Contingent Value Right -

EMERYVILLE, Calif., August 11, 2025 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (NASDAQ: XOMA) (“XOMA Royalty” or the “Company”), a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health, today announced the Company has successfully completed its previously announced tender offer to acquire all outstanding shares of Turnstone Biologics Corp. (NASDAQ: TSBX) common stock for a price per share of $0.34 in cash (the “Cash Amount”), plus one non-tradeable contingent value right (“CVR” and together with the Cash Amount, the “Offer Price”).

The tender offer and related withdrawal rights expired one minute after 11:59 p.m. Eastern Time on Thursday, August 7, 2025 (the “Expiration Date”). As of the Expiration Date, a total of 17,192,002 shares of Turnstone common stock were validly tendered, and not validly withdrawn, representing approximately 74% of the outstanding shares of Turnstone common stock as of the Expiration Date. As of the Expiration Date, the number of shares validly tendered in accordance with the terms of the tender offer and not validly withdrawn satisfied the minimum tender condition, and all other conditions to the tender offer were satisfied or waived. Immediately after the Expiration Date, XOMA Royalty irrevocably accepted for payment all shares validly tendered and not validly withdrawn and expects to promptly pay for such shares.

Following the closing of the tender offer, XOMA Royalty merged Turnstone with and into a subsidiary, XRA 3 Corp. (the “Merger”), and all shares of Turnstone common stock that had not been validly tendered were converted into the right to receive the Offer Price. As a result of the Merger, Turnstone became a wholly owned subsidiary of XOMA Royalty. Prior to the opening of trading on The Nasdaq Stock Market LLC (“Nasdaq”) on August 11, 2025, all shares of Turnstone common stock will cease trading on Nasdaq, and Turnstone intends promptly to cause such shares to be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended.

Advisors

XOMA Royalty was represented by Gibson, Dunn & Crutcher LLP. Leerink Partners acted as the exclusive financial advisor and Cooley LLP acted as legal counsel to Turnstone.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. XOMA Royalty has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about XOMA Royalty and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements, including statements regarding the payment and timing of payment of the Offer Price to former Turnstone common stockholders and the ability and timing of delisting of Turnstone’s common stock. In some cases, you can identify such forward-looking statements by terminology such as “expect,” “may,” or “will,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks including that XOMA Royalty does not achieve anticipated net cash after winding down Turnstone’s operations, that the timing of the payment or delisting may be delayed and that there are no payments made under the CVRs. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission (“SEC”). Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

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XOMA Royalty Investor Contact	XOMA Royalty Media Contact
Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
+1 646-438-9754	kathy@kathyvincent.com
juliane.snowden@xoma.com